UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SVB FINANCIAL GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 11, 2006

Mr. Glenn Booraem

Vanguard Group, Inc.

100 Vanguard Boulevard

Malvern, PA 19355

Re: SVB Financial Group 2006 Equity Incentive Plan (the "Plan")

Dear Mr. Booraem:

In connection with our discussions with you regarding the Plan, we hereby confirm to you that:

1.

SVB management will recommend to the Board of Directors’ Compensation Committee no later than July 1, 2006 that the Plan adopt amendments to require serial vesting over a minimum three year period for full value awards granted to employees regardless of position, and a minimum period of one year for full value performance-contingent awards granted to employees regardless of position. We will further recommend that the Plan adopt an amendment to Section 4(b)(vi) to limit the Administrator’s authority to accelerate such vesting periods to only the cases of death, disability, retirement or change in control.

2.

The total number of shares of our Common Stock subject to our stock options, restricted stock awards, restricted stock unit awards, stock bonus awards and any other equity awards granted under the Plan during a fiscal year will not exceed two and one-half percent (2.5%) of the total number of shares of Common Stock outstanding as of the beginning of the fiscal year. For purposes of calculating this, each full value award share will count for 2 shares.

Very truly yours,

SVB FINANCIAL GROUP

/s/ JACK JENKINS-STARK

Jack Jenkins-Stark
Chief Financial Officer